Exhibit 99.1

FINISH LINE REPORTS 3rd QUARTER COMPARABLE STORE SALES

INDIANAPOLIS- November 30, 2006-The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales of $281.5 million for the thirteen weeks ended November 25, 2006 (“3rd quarter” or “Q3”), an increase of 2.7% over consolidated net sales of $274.0 million for Q3 last year (“Q3 LY”). Total Company comparable store net sales for Q3 declined 3.3%. By concept, Finish Line comparable store net sales declined 3.5% and Man Alive comparable store sales increased 3.1% compared to Q3 LY. The Company expects to report a loss per diluted share in the range of -$.06 to -$.08 for Q3 as compared to income per diluted share of $.02 reported for Q3 LY.

For the thirty-nine weeks ended November 25, 2006, consolidated net sales were $909.2 million, an increase of 0.3% compared to consolidated net sales of $906.8 million reported for the thirty-nine weeks ended November 26, 2005. Year-to-date, comparable store net sales decreased 5.8% as compared to an increase of 0.9% reported for the comparable thirty-nine week period last year. By concept, Finish Line comparable store net sales declined 5.9% and Man Alive comparable store sales decreased 0.2% compared to the same thirty-nine week period last year.

The Company expects to report earnings for Q3 on Wednesday, December 20th, after the market closes followed by a live conference call Thursday morning, December 21st at 8:30 am ET.

The Company did not repurchase any shares of Class A Common Stock during Q3 under the current stock repurchase authorization, which expires December 31, 2007. As of November 25, 2006, the Company has repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized.

The Company has made available a recorded message covering the third quarter sales by dialing 1-706-645-9291 (Conference ID# = 2434598). This replay will be available for 48 hours beginning approximately 7:00am ET Thursday, November 30th. After the initial 48-hour period the recording will be available at www.Finishline.com through December 7th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 692 Finish Line stores in 47 states and online, 88 Man Alive stores in 16 states and 12 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com , www.manalive.com and www.paiva.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager